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                                                                     EXHIBIT 8.1



         Protherics PLC acts as the holding company of a group consisting of its directly and indirectly held subsidiaries. Protherics PLC has the following principal subsidiaries:


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
   DIRECT HOLDINGS                               % HELD    STATUS     COUNTRY OF INCORPORATION
   ---------------                               ------    ------     ------------------------
  Protherics Molecular Design Limited              100     trading     England and Wales
  Protherics Inc.                                  100     trading     USA (Delaware)
  Enact Pharma PLC                                 100     trading     England and Wales
  Proteus Biotechnology Limited                    100     dormant     England and Wales
  Genethics Limited                                 76     dormant     England and Wales
  Protherics Utah Inc.                             100     trading     USA (Delaware)

  INDIRECT HOLDINGS
  Protherics UK Limited                            100     trading     England and Wales
  Protherics Australasia pty Limited               100     trading     Australia
  Kymed GB Limited                                 100     trading     England and Wales
  Enzacta R&D Limited                               99.8   trading     England and Wales
  DeMontford Biopharma Limited                     100     trading     England and Wales
  Enzacta Limited                                   99.8   dormant     England and Wales
  TAb (Wales) Limited                              100     dormant     England and Wales
  TAb (London) Limited                             100     dormant     England and Wales
  Polyclonal Antibodies Limited                    100     dormant     England and Wales
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